UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2018

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 301 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On June 20, 2018, Gevo, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the At-The-Market Offering Agreement, dated February 13, 2018 (as amended, the “Sales Agreement”), with H.C. Wainwright & Co., LLC (the “Agent”), which provides for the sale and issuance from time to time of common stock of the Company in an “at-the-market” offering (the “ATM Offering”). The Amendment, among other things, provides for an increase in the amount of common stock for issuance and sale under the ATM Offering by up to an additional $10 million of shares of common stock (the “Shares”). The original Sales Agreement provided for the sale and issuance of up to $5 million of shares of common stock in the ATM Offering. To date, the Company has issued 750,843 shares of common stock under the ATM Offering for gross proceeds of approximately $4.97 million, including 745,635 shares of common stock for gross proceeds of approximately $4.9 million since March 31, 2018.

The Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-211370), declared effective by the Securities and Exchange Commission (the “Commission”) on August 2, 2016 (the “Registration Statement”), and a prospectus, which consists of a base prospectus filed with the Registration Statement, and a prospectus supplement, dated June 20, 2018. Sales of the Shares, if any, may be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) of the Securities Act, including sales made directly on or through the Nasdaq Capital Market or any other existing trading market for the Shares, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law.

The Company intends to use the net proceeds from this offering to fund working capital and for other general corporate purposes, which may include the repayment of outstanding indebtedness.

The Sales Agreement contains customary representations, warranties and agreements by the Company, including obligations of the Company to indemnify the Agent for certain liabilities under the Securities Act. Under the terms of the Sales Agreement, the Company will pay the Agent a commission of 2.5% of the gross proceeds from sales of the Shares.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company’s common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Sales Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement and the Amendment, copies of which are filed herewith as Exhibits 1.1 and 1.2, and are incorporated herein by reference. A legal opinion relating to the Shares is filed herewith as Exhibit 5.1.

Item 3.02.     Unregistered Sales of Equity Securities.

The information provided in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01.     Other Events.

Partial Conversion of 2020 Notes

On June 19, 2018, the Company received conversion notices from the holders of its 12.0% convertible senior secured notes due 2020 (the “2020 Notes”) to convert approximately $2.91 million in aggregate principal amount of 2020 Notes for an aggregate of 238,029 shares of the Company’s common stock at a conversion rate of 0.0679 shares of common stock per $1 principal amount of 2020 Notes. Upon completion, these conversions reduced the outstanding principal amount of the 2020 Notes to approximately $13.92 million. The Company expects that the holders of its 2020 Notes may continue to convert the outstanding 2020 Notes into the Company’s common stock in the future from time to time based on market conditions.

Exercise of Series K Warrants

During June 2018, the Company received notices of exercise from 10 holders of its Series K warrants to purchase common stock (the “Series K Warrants”) to issue an aggregate of 276,465 shares of common stock for total gross proceeds of approximately $1.25 million. Following these exercises, Series K Warrants to purchase 28,051 shares of common stock remain outstanding at an exercise price of $4.20 per share.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1

At-The-Market Offering Agreement, dated February 13, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.1 of the Current Report on Form 8-K filed on February 13, 2018).

1.2	Amendment to At-The-Market Offering Agreement and Engagement Agreement, dated June 20, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC.

5.1	Opinion of Perkins Coie LLP, with respect to the legality of the securities being registered.

23.1	Consent of Perkins Coie LLP (contained in Exhibit 5.1 hereto).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: June 20, 2018	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel and Secretary